Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Separation Agreement”) is made by and between CHRISTOPHER F. DANIEL (“Employee”) and DESTINATION MATERNITY CORPORATION (the “Company”).

WHEREAS, due to a restructuring of the management of the Company, the Company has terminated the employment of Employee without Cause; and

WHEREAS, upon such a termination of employment, Employee is entitled to certain severance benefits pursuant to the Employment Agreement by and between the Company and Employee dated April 11, 2011, as amended (the “Employment Agreement”); and

WHEREAS, the Company, subject to Employee’s execution and non-revocation of this Separation Agreement and Employee’s willingness to provide limited consulting services, has agreed to pay and/or provide Employee, not only with the severance benefits set forth in Section 5 of the Employment Agreement, but with certain other benefits as set forth herein.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Separation and Consideration.

1.1. Termination Date. Effective December 7, 2015, the Company terminated the employment of Employee and Employee resigns, effective December 7, 2015, from any and all officer and director positions with the Company and with each of the Company’s subsidiaries and affiliates.

1.2. Severance under Employment Agreement. Employee acknowledges that: (i) the payments, rights and benefits set forth in Section 5.1 of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Separation Agreement, the Company does not and will not have any other liability or obligation to Employee and (iv) any payments that are otherwise due to Employee under Section 5.1.3 of the Employment Agreement and Section 5.1.4 of the Employment Agreement within the first six months following Employee’s separation of service, will, as set forth in Section 5.4 of the Employment Agreement and as required under Section 409A of the Internal Code of 1986, as amended (“Section 409A”), be deferred without interest and paid to Employee in a lump sum immediately following such six month period.

1.3. Consulting and Additional Payments. From the termination date until January 31, 2016, Employee shall make himself available as a consultant to the Company at reasonable times and upon reasonable notice (the “Consulting Services”). Both the Company and Employee reasonably expect that provision of such Consulting Services will average no more than one (1) day per week over such period, which is less than 20% of the services Employee provided to the Company prior to the termination date. In exchange for Employee’s willingness to provide the Consulting Service and in addition to the payments and benefits set forth above, the Company shall provide Employee with (a) a lump sum payment equal to two (2) months of Employee’s base salary (which the parties agree equals $89,167) (the “Additional Payment”), (b) the waiver of the applicable premium of the COBRA payment, as provided in Section 5.1.5 of the Employment Agreement shall be extended from 12 months to 14 months, (c) reimbursement of Employee’s legal fees to The Law Office of Leo B. Dubler, III, LLC incurred in connection with the negotiation of this Agreement, which shall be capped at $5,000 (the “Legal Fee Reimbursement”), (d) a lump sum payment of $10,000 (the “Lump Sum Payment”), and (e) such travel credits as may be accrued as of the termination date in Employee’s name with the Company’s travel agent for Employee’s personal use. The Additional Payment and Lump Sum Payment, shall be made in lump sum on or about January 1, 2016. Employee acknowledges that these payments and benefits are additional rights to which Employee was not otherwise entitled, pursuant to the Employment Agreement or otherwise.

1.4. Payments Contingent on Effective Release. Employee further acknowledges that, in the absence of his execution and non-revocation of this Separation Agreement, the benefits and payments specified in subparagraph 1.2(i) and paragraph 1.3 herein would not otherwise be due to him.

1.5. Additional Amounts. Regardless of whether Employee executes or revokes this Separation Agreement, the Company will pay Employee for four (4) weeks of his accrued but unused vacation in the gross amount of $41,154 and accrued but unpaid base salary for the period ending on the termination date, which amounts shall be paid to Employee as soon as administratively feasible following the termination date.

1.6. Death. Upon Employee’s death prior to the date that any amounts otherwise due to Employee hereunder are paid, such remaining amounts will be paid to Employee’s beneficiary or estate, as applicable.

2. Employee’s Release.

2.1. Release. Employee hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the later of (x) the date of this Separation Agreement or (y) the date of Employee’s termination of employment, out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2. Proceedings. Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Employee further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. This Separation Agreement will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3. Retained Claims. The foregoing will not be deemed to release the Company from (a) claims solely to enforce Section 5.1 of the Employment Agreement or paragraph 1 herein, (b) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for defense and/or indemnification under the Company’s By-Laws or insurance policies.

3. Restrictive Covenants. Employee acknowledges that the restrictive covenants contained in in Exhibit C to the Employment Agreement will survive the termination of his employment; provided however, that notwithstanding the provisions of Section 7.A(1) of Exhibit C to the Employment Agreement or Section 7.A(2) of Exhibit C to the Employment Agreement, Employee will not be deemed to violate the restrictive covenant set forth in either such Section, by virtue of his involvement with a “Competing Business” (as such term is defined in Exhibit C to the Employment Agreement), if sales of “Conflicting Products” (as such term is defined in Exhibit C to the Employment Agreement) by that business do not exceed 10% of the gross revenues of the Competing Business for that 12 month period preceding the date that Employee joins such Competing Business. Employee affirms that those restrictive covenants (as modified by the previous sentence) are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

4. Non-Disparagement. Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

5. Permitted Disclosures. Employee and the Company agree that nothing in this Separation Agreement prevents or prohibits Employee from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Separation Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

6. Cooperation. Employee further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Employee was in any way involved during his employment with the Company. Employee will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to limit the need for Employee’s cooperation under this paragraph so as not to unduly interfere with his other personal and professional commitments.

7. Notice. Any notice or communication required or permitted under this Separation Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

the address contained in the Company’s personnel files

If to Company:

Destination Maternity Corporation

232 Strawbridge Drive,

Moorestown, NJ 08057

Attn: General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

8. Rescission Right. Employee expressly acknowledges and recites that (a) he has read and understands the terms of this Separation Agreement in its entirety, (b) he has entered into this Separation Agreement knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Separation Agreement before signing it; (d) he was provided 21 calendar days after receipt of the Separation Agreement to consider its terms before signing it; and (e) he is provided 7 calendar days from the date of signing to terminate and revoke this Separation Agreement, in which case this Separation Agreement shall be unenforceable, null and void. Employee may revoke this Separation Agreement during those 7 days by providing written notice of revocation to the Company at the address specified in paragraph 7 herein.

9. Challenge. If Employee violates or challenges the enforceability of the release contained in this Separation Agreement, no further payments, rights or benefits under Section 5.1 of the Employment Agreement and/or under this Separation Agreement (including without limitation, such payments, rights or benefits contained paragraph 1 herein or the limitation on Employee’s restrictive covenants contained in paragraph 3 herein) will be due and/or provided to Employee.

10. Miscellaneous.

10.1. No Admission of Liability. This Separation Agreement, including the release contained herein, is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Employee. There have been no such violations, and the Company specifically denies any such violations.

10.2. Severability. Whenever possible, each provision of this Separation Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Separation Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Separation Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

10.3. Reimbursement. With respect to the Legal Fee Reimbursement, as required under Section 409A, Employee must incur any such expense prior to the last day of the second calendar year following the year in which the termination date occurs and reimbursement shall be made not later than the last day of the third calendar year following the year in which the termination date occurs; provided that such reimbursement shall be made as soon as administratively feasible following submission of an invoice for the legal services.

10.4. Entire Agreement; Amendments. Except as otherwise provided herein, this Separation Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Separation Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

10.5. Governing Law. This Separation Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

10.6. Counterparts and Facsimiles. This Separation Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Separation Agreement to be executed by its duly authorized officer, and Employee has executed this Separation Agreement, in each case on the date indicated below, respectively.

DESTINATION MATERNITY CORPORATION

By:	/s/ Anthony M. Romano

Name & Title:	Anthony M. Romano, Chief Executive Officer & President

Date:	December 17, 2015

CHRISTOPHER F. DANIEL

/s/ Christopher F. Daniel

Date:	December 16, 2015